Exhibit 99.1

Joe’s Jeans Reports 25% Increase in Net Sales for the 3rd Quarter of Fiscal 2012

LOS ANGELES--(BUSINESS WIRE)--October 15, 2012--Joe’s Jeans Inc. (the “Company”) (NASDAQ: JOEZ) today announced financial results for the third quarter ended August 31, 2012. Highlights were:

  Consolidated third quarter net sales increased 25% to $30.3 million;
  Retail store net sales increased 24%;
  Retail same store sales increased 7%;
  Wholesale net sales increased 26%; and
  Operating income increased to $2.7 million for the third quarter of fiscal 2012.

For the third quarter of fiscal 2012, overall net sales were $30.3 million compared to $24.2 million from the prior year comparative period, or a 25% increase. Our overall gross profit for the quarter increased to $13.8 million from $9.7 million in the prior year comparative period, or a 42% increase. Our overall gross margin in the third quarter of fiscal 2012 was 46% compared to 40% in the prior year period. Our increase was a result of the negative impact of a $1.6 million inventory write down in the year ago period. Operating expense in the third quarter of fiscal 2012 was $11.1 million compared to $12.4 million in the prior year period. Excluding the impact of an asset impairment charge of $1.14 million in the year ago quarter, operating expenses would have been down slightly despite the fact that we operated four more stores this year than a year ago. We generated operating income of $2.7 million compared to an operating loss of $2.6 million in the prior year comparative period. Excluding the non-recurring charges a year ago, our operating income still increased dramatically to $2.7 million for the quarter. Fully diluted earnings per share were $0.02 for the third quarter of fiscal 2012 compared to a loss per share of $(0.03) in same period a year ago.

Marc Crossman, President and Chief Executive Officer, commented, “We are pleased to report another strong quarter of sales increases with a 25% increase over the prior year period. Both our wholesale and retail segments posted healthy increases. At 18% of sales, our retail segment continued to provide diversification to our revenue base. These positive top line results led to our operating income increasing to $2.7 million for the quarter.”

Retail

Net sales from our retail segment in the third quarter increased 24% to $5.5 million compared to $4.4 million in the prior year comparative period. The growth in retail sales was driven by a 7% same store sales increase and revenue contribution from 25 stores compared to 21 stores in the prior year period. Gross margins for our retail segment increased to 71% from 67% in the year ago period. Excluding the asset impairment charge a year ago, retail operating expense increased due to the expansion of our store base. Overall, for the third quarter of fiscal 2012, we had operating income of $140,000 compared to an operating loss of $1.3 million a year ago for our retail segment.

Mr. Crossman commented, “Our retail sales continue to perform well above our expectations, and in particular, our full price retail stores. Our full price retail stores continued to post double digit same store sales gains.”

Wholesale

Net sales for our wholesale segment in the third quarter of fiscal 2012 increased 26% to $24.8 million from $19.7 million in the prior year period. Sales gains came from our Joe’s men’s and international sales channels and the addition of sales from our new brand, else™. Gross margins for our wholesale segment were 40% for the third quarter of fiscal 2012 compared to 34% in the prior year comparable quarter. Impacting our gross margins in the third quarter of fiscal 2011 was an inventory write down of $1.6 million. For the third quarter, wholesale operating expense decreased to $3.4 million from $3.6 million a year ago. As a result of our improved sales and decreased operating expense, our wholesale operating income increased to $6.5 million in the third quarter of fiscal 2012 compared to $3.1 million in the prior year comparative period.

Mr. Crossman commented, “We continue to be pleased with the growth trajectory of our men’s channel as we continue to take market share from our competitors.” Crossman continued, “In addition, the expansion of our else™ brand with Macy*s from 149 to 314 doors proved to be an added growth driver within our wholesale channel.”

Corporate and Other

For the third quarter of fiscal 2012, our corporate and other expenses were $4.0 million compared to $4.5 million in the third quarter a year ago. Corporate and other expenses decreased due to reduced print and other advertising commitments and professional fees.

The Company will host a conference call on Monday, October 15, 2012 at 4:30 p.m. Eastern Time with the Company’s Chief Executive Officer, Marc Crossman, and its Chief Financial Officer, Hamish Sandhu, to discuss financial results for the third quarter ended August 31, 2012.

To access the live call, please dial 1-800-264-7882 (U.S.) or 1-847-413-3708 (Toll or International). The conference ID number and participant passcode is 33476008 and is entitled the “Q3 2012 Joe’s Jeans Inc. Earnings Conference Call.” The information provided on the teleconference is only accurate at the time of the conference call, and the Company will take no responsibility for providing updated information. A telephone replay of the conference call will be available beginning at 7:00 p.m. Eastern Time on October 15, 2012 until 11:59 p.m. Eastern Time on October 22, 2012 by dialing 1-888-843-7419 (U.S.) or 1-630-652-3042 (Toll or International) and using the conference passcode 33476008#. In addition, the conference call will be archived for two weeks on the Company’s website at www.joesjeans.com.

JOE'S JEANS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three months ended
	August 31, 2012	August 31, 2011
	(unaudited)
Net sales	$30,304	$24,151
Cost of goods sold	16,486	14,407
Gross profit	13,818	9,744

Operating expenses
Selling, general and administrative	10,778	10,919
Depreciation and amortization	363	323
Retail stores impairment	-	1,144
	11,141	12,386
Operating income (loss)	2,677	(2,642)
Interest expense	63	111
Income (loss) before provision for taxes	2,614	(2,753)
Income taxes (benefit)	1,224	(715)
Net income (loss)	$1,390	$(2,038)

Earnings (loss) per common share - basic	$0.02	$(0.03)

Earnings (loss) per common share - diluted	$0.02	$(0.03)

Weighted average shares outstanding
Basic	65,676	64,128
Diluted	66,756	64,128

The following table sets forth certain segment information for the three months ended August 31, 2012 and 2011, respectively:

JOE'S JEANS INC. AND SUBSIDIARIES
Segment Results
(in thousands)

	Three months ended
	August 31, 2012	August 31, 2011
	(unaudited)
Net sales:
Wholesale	$24,778	$19,705
Retail	5,526	4,446
	$30,304	$24,151

Gross profit:
Wholesale	$9,911	$6,754
Retail	3,907	2,990
	$13,818	$9,744

Operating income (loss):
Wholesale	$6,514	$3,135
Retail	140	(1,248)
Corporate and other	(3,977)	(4,529)
	$2,677	$(2,642)

About Joe’s Jeans Inc.

Joe’s Jeans Inc. designs, produces and sells apparel and apparel-related products to the retail and premium markets under the Joe's® brand and related trademarks. More information is available at the Company website at www.joesjeans.com.

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. The matters discussed in this document involved estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. All statements in this news release that are not purely historical facts are forward-looking statements, including statements containing the words “intend,” “believe,” “estimate,” “project,” “expect” or similar expressions. Any forward-looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to: the risk that the Company will be unsuccessful in gauging fashion trends and changing customer preferences; the risk that changes in general economic conditions, consumer confidence, or consumer spending patterns will have a negative impact on the Company’s financial performance or strategies; the highly competitive nature of the Company’s business in the United States and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the Company’s ability to respond to the business environment and fashion trends; continued acceptance of the Joe’s® brand in the marketplace; the ability to generate positive cash flow from operations; competitive factors, including the possibility of major customers sourcing product overseas in competition with our products; the risk that acts or omissions by the Company’s third party vendors could have a negative impact on the Company’s reputation; a possible oversupply of denim in the marketplace; and other risks. The Company discusses certain of these factors more fully in its additional filings with the SEC, including its last annual report on Form 10-K filed with the SEC, and this release should be read in conjunction with that annual report together with all of the Company’s other filings made with the SEC through the date of this release. The Company urges you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release.

Any forward-looking statement is based on information current as of the date of this document and speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update these statements to reflect events or circumstances after the date on which such statement is made. Readers are cautioned not to place undue reliance on forward-looking statements.

CONTACT:
Joe’s Jeans Inc.
Hamish Sandhu, 323-837-3700 x 304
(Investor Relations)
or
Alejandra Dibos, 323-837-3700
alejandra@joesjeans.com
(Press)